Exhibit 10.3

EXECUTION VERSION

BLUE GOLD BOGOSO PRESTEA LTD

(AS PAYOR)

AND

BOGOSO GOLD STREAMING PLC

(AS PRIORITY PAYEE)

AND

FGR BOGOSO PRESTEA LTD

(AS SECONDARY PAYEE)

ROYALTY AGREEMENT

DATED 27 January 2024

4 Momotse Avenue, Adabraka

P. O. Box 1632, Accra, Ghana

info@bentsienchill.com; bel@bentsienchill.com

http://www.bentsienchill.com

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	3
2	GRANT OF ROYALTY	8
3	ROYALTY PAYMENT PRIORITY	8
4	PAYMENT	8
5	OBJECTIONS	9
6	ACCOUNTING AND RECORDS	9
7	COMMINGLING	10
8	WASTE ROCK, SPOIL AND TAILINGS	10
9	REPRESENTATIONS AND WARRANTIES	10
10	MISCELLANEOUS	11
11	NOTICES	12
12	CONFIDENTIALITY	13
13	GOVERNING LAW AND DISPUTE RESOLUTION	14

THIS ROYALTY AGREEMENT is dated _______________________________________ 2024

BETWEEN

(1)	BLUE GOLD BOGOSO PRESTEA LTD, a private company limited by shares and incorporated under the laws of Ghana with registration number CS012590124 and whose registered address is at 4 Momotse Avenue, Adabraka, Accra (the Payor);

(2)	BOGOSO GOLD STREAMING PLC, a public company limited by shares and incorporated under the laws of Ghana with registration number PL000030124 and whose registered address is at 4 Momotse Avenue, Adabraka, Accra (the Priority Payee);

AND

(3)	FGR BOGOSO PRESTEA LTD, a private company limited by shares and incorporated under the laws of Ghana with registration number CS249932018 and whose registered address is at First Floor, One Airport Square, Airport City, Accra (the Secondary Payee).

BACKGROUND

A.	Pursuant to the Purchase and Assumption Agreement (as defined below), the Secondary Payee (as transferor thereunder) has transferred the Mining Assets (as defined below) to the Payor (as transferee thereunder).

B.	As consideration for the Transfer (as defined below), the Payor has among, other things, agreed to pay the Royalty (as defined below) to the Payees in respect of all Refined Gold (as defined below) refined from the Mineral Products produced from the Mining Leases on the terms and conditions set out in this Agreement (as defined below).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions apply:

1.1.1.	Accounting Standards means International Financial Reporting Standards (or IFRS) or the generally accepted accounting principles (GAAP) of the US, as may be adopted from time to time;

1.1.2.	Agreed Interest Rate means 8% per annum;

1.1.3.	Agreement means this royalty agreement (including the recitals, the schedules and any annexures hereto) as amended or restated from time to time in accordance with the terms hereof;

1.1.4.	Affiliate means (in respect of a Party) any Person directly or indirectly Controlling, Controlled by, or under common Control with, that Party from time to time, and Affiliated shall be construed accordingly;

1.1.5.	Agreement Date means the date of this Agreement;

1.1.6.	Applicable Law means:

(a)	any national constitution and any statute, law, rule, regulation or ordinance; or

(b)	any judgment, order, determination or Requisite Consent of a Competent Authority or a directive, rule, guideline, requirement (including financial reporting requirements) or other restriction issued by a Competent Authority, that is (or becomes binding) on such Party;

1.1.7.	Business Day means a day (other than a Saturday or Sunday or official public holiday) on which banks are open for business in Ghana;

1.1.8.	Cap means the cap on the Royalty payments, amounting to 250,000 Gold Ounces;

1.1.9.	Commercial Production Date means the later of (i) first day on which the Payor commences or is deemed to have commenced mining pursuant to the Mining Leases and following the receipt of all Requisite Consents for the mining operations and (ii) the first Outturn occurs;

1.1.10.	Competent Authority means:

(a)	any national or local governmental department, commission, board, bureau, agency, authority, or instrumentality of a jurisdiction (or any political subdivision thereof) applicable to the relevant Party or its operations or activities, as applicable; or

(b)	any Person exercising executive, legislative, judicial, arbitral, regulatory or central bank (or any Person that exercises the functions of the central bank) or administrative functions of (or pertaining to) any of the entities listed under (a) above, having jurisdiction over the relevant Person;

1.1.12	Confidential Information means (in relation to a Party) any information of a confidential or commercially sensitive nature (howsoever obtained or received and whether marked confidential):

(a)	including (i) any technical, commercial, financial, or scientific information, (ii) any know how, trade secrets, processes, marketing, and business information, (iii) any customer and supplier information, (iv) any pricing information and/or (v) any other information or material of whatever description or nature proprietary to a Party (and/or an Affiliate), whether in written, oral, magnetic, or machine-readable or other format; and

(b)	excluding any information which (i) is, at the time of disclosure, within the public domain, (ii) becomes generally available to the public other than as a result of a breach of this Agreement, (iii) becomes available to a Party from a source other than the other Party, or (iv) a Party can show, by written record made prior to disclosure, was made available by the other Party on a non-confidential basis;

1.1.13	Control means the power of a Person (either independently or together with Persons acting in concert) to procure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that Person (or Persons acting in concert) whether by means of:

(a)	being the beneficial owner (whether directly or indirectly) of more than 50% of the issued shares or of the voting rights in that company;

(b)	having (whether directly or indirectly) the right to appoint or remove a majority of the directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the regulations (or its equivalent under any applicable jurisdiction), shareholders’ agreement or any other document regulating the affairs of that company; or

(c)	having the right to give directions with respect to the operating and financial policies of the company with which the directors or other equivalent officers of the company are obliged to comply,

for the purposes of this definition, Persons acting in concert (in relation to a Person) are Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate with a view to obtaining or consolidating Control by that Person;

1.1.14	Debt Service Obligations shall have the meaning given in the Purchase and Assumption Agreement;

1.1.15	Default Interest shall have the meaning given in Clause 4.3 below;

1.1.16	DSO Notice has the meaning given in the Purchase and Assumption Agreement;

1.1.17	Ghana means the Republic of Ghana;

1.1.18	Gold Ounces means ounces of Refined Gold Recovered from the Mining Leases;

1.1.19	Gross Production means the aggregate of Gold Ounces for each Payment Period calculated based on the amount of Refined Gold delivered to the Payor (or other person as directed by the Payor) by the Refinery;

1.1.20	Initial Processing means all subsequent beneficiation, processing or treatment of Mineral Products prior to the time any residue thereof shall be first deposited in a tailings containment facility;

1.1.21	LBMA means the London Bullion Market Association;

1.1.22	LBMA Gold Fixing Price means the LBMA’s benchmark price for unallocated gold delivered in London, England;

1.1.23	Metals Account means such LBMA approved metals account or accounts of the relevant Payees, details of which are to be provided by the Payees not less than 5 Business Days prior to the Commercial Production Date:

1.1.24	Minerals and Mining Act means the Minerals and Mining Act of Ghana, 2006 (Act 703);

1.1.25	Mineral Products means all gold contained within products derived from the operation of the Mining Leases, including ore or concentrates containing gold, gold dore or refined gold;

1.1.26	Mining Assets shall have the meaning given in the Purchase and Assumption Agreement;

1.1.27	Mining Leases shall have the meaning given in the Purchase and Assumption Agreement;

1.1.28	Objection Notice shall have the meaning given in Clause 5.1 below;

1.1.29	OFAC means The Office of Foreign Assets Control of the US Department of the Treasury;

1.1.30	Outturn means an outturn to the Payor or any other person as directed by the Payor of Refined Gold produced from Mineral Products;

1.1.31	Parties means the parties to this Agreement;

1.1.32	Payee means the Priority Payee and/or the Secondary Payee, as applicable;

1.1.33	Payment Date shall have the meaning given in Clause 4.2 below;

1.1.34	Payment Period means each calendar month following the Commercial Production Date;

1.1.35	Person means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organisation or any other Person (whether acting in an individual, fiduciary or other capacity) and, where applicable, that Person’s legal and personal representatives, successors and permitted assigns;

1.1.36	Phase 1 means 36 months from the Commercial Production Date;

1.1.37	Phase 2 means the period commencing from the end of Phase 1 until the aggregate Royalty payments have equaled the Cap;

1.1.38	Purchase and Assumption Agreement means the agreement dated on or about the Agreement Date and entered into between the Parties in relation to the Transfer and the novation of the Debts to the Priority Payee;

1.1.39	Recovered means produced and actually recovered by the Payor in an Outturn of Refined Gold from a Refinery which is (and to the extent it is) processed from Mineral Products;

1.1.40	Refined Gold means marketable metal bearing material in the form of gold bars or coins that is refined to standards meeting or exceeding 995 parts per 1,000 fine gold, and otherwise conforming to the LBMA specifications for good delivery;

1.1.41	Refinery means a refinery chosen by the Payor from time to time that is recognized by the LBMA (or a successor satisfactory to the Payees) at the relevant time as producing gold bars meeting specifications for good delivery, or any other refinery as agreed to by the Payor and the Payees in writing from time to time.

1.1.42	Requisite Consent means any registration, declaration, filing, consent, licence, right, approval, permit, certificate, authorisation, and/or mandate (or any waiver or exemption thereof) obtained from, or provided by, a Competent Authority;

1.1.43	Royalty means the Gold Ounces or a percentage of Gross Production, as applicable, payable for each Payment Period and which shall be equal to the Royalty Rate;

1.1.44	Royalty Rate means, for each relevant Payment Period, the lesser of:

(a)	in respect of Phase 1, 2,000 ounces or 30% of Gross Production;

(b)	in respect of Phase 2, 3,250 ounces or 30% of Gross Production;

1.1.45	Sanctioned Entity means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country Sanctions program administered and enforced by the United Kingdom, European Union, OFAC or by any Canadian or Ghanian governmental body;

1.1.46	Sanctioned Person means, (a) any Person listed in any sanctions-related list of designated Persons maintained by the United Kingdom, the European Union or any Canadian or Ghanian governmental body, or (b) a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC;

1.1.47	Statement shall have the meaning given in Clause 6.2 below; and

1.1.48	Transfer shall have the meaning given in the Purchase and Assumption Agreement.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

1.2.1	references to any Party or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.2	the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and general words introduced by the term other or any similar term, shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class or acts, matters or things;

1.2.3	the expressions hereunder, hereto, herein, hereof, and similar expressions relate to this entire Agreement and not to any particular provision thereof;

1.2.4	references to “ounce” or “oz” means a troy ounce (being equal to 31.1034768 grams);

1.2.5	words importing the singular shall include the plural, and vice versa;

1.2.6	the headings and sub-headings of the clauses, schedules and paragraphs in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation;

1.2.7	references to costs, charges, expenses or remuneration shall be deemed to include, in addition, references to any value added tax or similar tax charged or chargeable in respect thereof;

1.2.8	references to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment;

1.2.9	unless expressly provided otherwise in this Agreement, a reference to writing or written excludes fax but not email; and

1.2.10	any obligation in this Agreement on a Party not to do something includes an obligation not to agree or allow that thing to be done.

2	GRANT OF ROYALTY

2.1	Commencing from and after the Commercial Production Date, the Payor shall pay the Royalty in respect of the Refined Gold produced in any relevant Payment Period, until such time as the total of all Royalty payments made to the Payees in aggregate shall equal the Cap.

2.2	The Parties agree that the Royalty is a grant to a share of the Gross Production and accordingly, the amount of Refined Gold to be delivered by the Payor to the Payees under this Agreement shall be calculated based on the amount of Refined Gold delivered or credited to the Payor (or other Person, as directed by the Payor) by a Refinery. The Royalty is not intended, and nothing in this Agreement shall be interpreted, to grant the Payees any legal or beneficial ownership rights to or burden upon any ores, concentrates, or products located at or produced from the Mining Leases, other than the Royalty.

2.3	The Parties acknowledge that the Payees’ rights to the Royalty shall attach to and follow the Mining Leases and in accordance with Clause 11.1.1 below, there shall be no transfer of the Mining Leases without a corresponding transfer or assumption of the obligation to pay the Royalty.

3	ROYALTY PAYMENT PRIORITY

3.1	The Priority Payee shall have priority to receive all Royalty payments accruing under this Agreement until the Priority Payee has received the lower of (i) the amount of Refined Gold required to meet the Debt Service Obligations (as set out in the applicable DSO Notice), or (ii) the aggregate of the Royalty payments made by the Company in respect of the relevant Payment Period.

3.2	Following the Priority Payee’s satisfaction of the Debt Service Obligations (as set out in the applicable DSO Notice or where no applicable DSO Notice is given), the further accruing Royalty payments (if any) shall be payable to the Secondary Payee.

4	PAYMENT

4.1	All Royalty payments shall be made by the Payor’s delivery of the applicable Gold Ounces by way of credit (in metal) to the applicable Metals Account, provided that the Refined Gold to be delivered by the Payor to the Payees pursuant to this Agreement shall conform in all respects with the LBMA specifications for good delivery of gold bars under the “Good Delivery Rules” published by the LBMA from time to time. If the LBMA ceases to exist or ceases to publish or recognise specifications for the good delivery of gold or such specifications should no longer be internationally recognized as the basis for good delivery of gold, upon the request of either of them, the Payor and the Payees shall promptly meet and engage in discussions with a view to agreeing on a new basis for determining good delivery of Refined Gold under this Agreement. Until a replacement set of specifications is mutually agreed by the Payor and the Payees, deliveries of Refined Gold by the Payor to the Payees under this Agreement shall conform to the last set of specifications for good delivery in effect under this Agreement immediately prior to the time such specifications ceased to be published or recognised.

4.2	The Royalty payments shall be paid within 15 days after the end of each Payment Period (the Payment Date). For the avoidance of doubt, the Royalty shall be payable, and the Royalty Rate shall be calculated, only in respect of Gold Ounces.

4.3	Delivery by the Payor of Refined Gold to the Payees shall be deemed to have been made at the time and on the date such Refined Gold is credited to their respective Metals Account. Title to, and risk of loss of, Refined Gold shall pass from the Payor to the relevant Payee at the time of such delivery.

4.4	All costs and expenses pertaining to each delivery of Refined Gold to the relevant Payee shall be borne by the Payor.

4.5	Any payment of the Royalty not made by the Payor on or by the relevant Payment Date shall incur interest from the Payment Date until such payment is made, in full, at the Agreed Interest Rate, calculated and compounded monthly in arrears (the Default Interest).

4.6	A Payee may, within 5 Business Days of the Payor’s default to make the Royalty payment on the Payment Date and by notice in writing, elect to receive any Default Interest in the form of Gold Ounces. If a Payee elects to receive any Default Interest in the form of Gold Ounces, the Payor shall deliver Gold Ounces to the applicable Metals Account equal to the result of (i) the Default Interest divided by (ii) the applicable LBMA Gold Fixing Price on the Payment Date the Payor’s corresponding payment obligation originally arose.

4.7	Any payments required to be made in Gold Ounces pursuant to Clause 4.6 above shall be made together with the Royalty payments for the next Payment Period on the next Payment Date.

5	OBJECTIONS

5.1	A Royalty payment shall be considered final and in full satisfaction of all obligations of the Payor with respect to the relevant Payment Period unless a Payee delivers to the Payor a notice (the Objection Notice) describing and setting out an objection to the calculation thereof within 30 days after receipt by the Payee of the relevant Statement.

5.2	If a Payee objects to a Statement as herein provided, the Payee shall, for a period of 90 days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the Royalty in question audited by an independent auditor (being an international accountant/competent person who is independent of the Payees) appointed by the relevant Payee, with notice to the Payor of such appointment.

5.3	For the purposes of Clause 5.2 above, the Payee and/or the appointed independent auditor shall be entitled to (and the Payor shall grant) such access to the accounts and records of the Payer as may be reasonably required by such independent auditor.

5.4	If an audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the Royalty payment due for the next Payment Period.

5.5	The Payee shall pay all the costs and expenses of such audit unless a deficiency of 10% or more of the Royalty due is determined to exist, in which case the Payor shall pay such costs.

5.6	The Payee’s failure to deliver an Objection Notice in accordance with Clause 5.1 above shall conclusively establish the correctness and sufficiency of the Statement and the Royalty payment for the relevant Payment Period.

6	ACCOUNTING AND RECORDS

6.1	The Payor shall establish and maintain proper records as may be necessary to ensure compliance with its obligations under Clause 6.2 below and in accordance with the Accounting Standards.

6.2	The Payor shall within 30 days after the end of each Payment Period furnish copies of all relevant documents in its possession which quantify the Refined Gold Recovered and a statement (the Statement) setting out in detail the following information relevant to the Payment Period:

(a)	the estimated tonnes and grade of Mineral Products mined;

(b)	the estimated tonnes of Mineral Products milled or treated or processed;

(c)	the Royalty payment(s) and to whom they are to be/have been made; and

(d)	generally, any other pertinent information in sufficient detail to explain the calculation of the Royalty payment as a Payee may reasonably request.

6.3	A record or document to be maintained in accordance with this Clause 6 shall be retained by the Payor for not less than 12 months from the end of the relevant Payment Period to which the record or document relates.

7	COMMINGLING

The Parties agree that the Payor shall be entitled to commingle either underground, at the surface, or other location the Mineral Products with other ore, concentrates, or other mineral products provided that the Payor shall weigh and sample such ore, concentrates or other mineral products in accordance with sound mining and metallurgical practices for moisture and metal content before the commingling.

8	WASTE ROCK, SPOIL AND TAILINGS

8.1	Except for the Royalty in respect of Refined Gold produced, a Payee shall have no rights, title, or interest in all residue or tailings remaining after Initial Processing or any subsequent processing of Mineral Products.

8.2	The Payor shall not be liable for mineral values lost in mining or processing pursuant to sound mining and metallurgical engineering practices. The Royalty shall be payable only in respect of the Refined Gold in accordance with this Agreement. All waste rock, spoil, tailings, or other mine wastes and residue shall be the sole property of the Payor. The Payor shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues.

9	REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to the other that:

(a)	it is a limited liability company, duly incorporated and validly existing under the laws of Ghana;

(b)	it has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Agreement and the transactions contemplated by this Agreement;

(c)	this Agreement constitutes its legal, valid, binding, and enforceable obligations;

(d)	the entry into and performance by it of this Agreement and the transactions contemplated by this Agreement do not and will not conflict with:

(i)	any Applicable Law;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets;

(e)	all authorisations required to:

(i)	enable it to lawfully enter into, exercise its rights and comply with its obligations in this Agreement;

(ii)	make this Agreement admissible in evidence in any proceedings,

have been obtained and are in full force and effect;

(e)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken against it in relation to this Agreement; and

(f)	it has conducted its business and operations in compliance with Applicable Law on anti-money laundering and anti-bribery and corruption (including the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977), and has instituted and maintains policies and procedures designed to promote and achieve compliance with such Applicable Law by it and its officers and directors.

10	MISCELLANEOUS

10.1	Assignment

10.1.1	The Payor may not sell, transfer, grant, or otherwise dispose of (the Transfer) all or part of its interest in each of the Mining Leases without the Payor first having delivered to the Payees an assumption deed (in a form agreed by the Parties) in relation to the Royalty in favour of the Payee, executed by the Payor and the recipient of the interests and rights being the subject of the transfer and delivered to the Transfer.

10.1.2	A Payee may assign the Royalty in whole or in part and no change or division in the entitlement to the Royalty payments, following an assignment by a Payee, shall enlarge the obligations or diminish the rights of the Payor under this Agreement. Notwithstanding any other provision of this Agreement, a Payee shall not assign, in whole or in party, any of its rights, obligations or interest under this Agreement to any Sanctioned Person or Sanctioned Entity.

10.2	Entire agreement

The Parties confirm that this Agreement represents the entire understanding and constitutes the whole agreement in relation to the subject matter hereunder, and this Agreement supersedes any previous written or oral agreements, representations, or negotiations in relation to the subject matter hereunder.

10.4	Remedies and waivers for breach

10.4.1	Any remedy conferred on any Party for breach of this Agreement shall be in addition and without prejudice to all other rights and remedies provided by Applicable Law and available to such Party.

10.4.2	Except as otherwise provided under this Agreement, any failure on the part of any Party to exercise (and any delay in exercising) any of their respective rights under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right by any Party preclude any other or further exercise thereof or the exercise of any other right.

10.5	Further assurance

10.5.1	Each Party shall, from time to time and at all times after the Effective Time, execute all such deeds and documents and do all such things as the other Party may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement.

10.5.2	Each Party agrees that it shall, in the event that any changes or amendments are required by any Competent Authority to the terms of this Agreement, enter into discussions in good faith in respect of such requirements.

10.6	Variation

No future variation of this Agreement shall be effective unless made in writing and signed by (or on behalf of) each Party.

10.7	Severability

10.7.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other Competent Authority, all other provisions of this Agreement shall remain in full force and effect and will not in any way be impaired.

10.7.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid and enforceable if some of the provisions were deleted, the provision in question will apply with minimum modifications necessary to make it valid and enforceable.

10.8	Execution

10.8.1	Each Party warrants that the Person signing this Agreement on its behalf is authorised to do so.

10.8.2	Each Party agrees that it is not required that a Party initials the pages of this Agreement.

10.8.3	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same agreement.

11	NOTICES

11.1	Any notice or other communication given or made under, or in connection with, the matters contemplated by this Agreement shall be in writing.

11.2	Any such notice or other communication shall be addressed as provided in Clause 11.3 below and, if so addressed, shall be deemed to have been duly given or made as follows:

(a)	if sent by personal delivery, upon delivery at the address of the relevant Party;

(b)	if sent by courier or registered mail, 3 Business Days after the date of posting or dispatch, provided that proof is given that the notice was properly addressed, prepaid and duly dispatched; and

(c)	if sent by email, when despatched and provided that the proper email address was used;

provided that any notice or other communication sent by personal delivery, courier or registered mail shall (in addition) be sent by email, and provided further that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside normal working hours (being after 5 pm) in the place of service of the notice or other communication it shall be deemed to be given or made at the start of normal working hours (being 9 am) on the next Business Day.

11.3	The physical address and email address(es) (and the department or officer, if any, for whose attention a notice is to be made) of each Party for the purpose of this Agreement (subject to Clause 11.4 below) are:

The Payor	Blue Gold Bogoso Prestea LTD First Floor, One Airport Square, Airport City, Accra Attention: Mark Green Email: mag@bcmp.com
The Priority Payee	Bogoso Gold Streaming PLC First Floor, One Airport Square, Airport City, Accra Attention: Dan Owiredu Email: dowiredu@bluegld.com
The Secondary Payee	FGR Bogoso Prestea LTD First Floor, One Airport Square, Airport City, Accra Attention: Andrew Cavaghan Email: adec@bcmp.com

11.4	A Party may notify the other Party of a change to its notice details for the purposes of Clause 11.3 above provided that such notification shall only be effective on:

11.4.1	the date specified in the notification as the date on which the change is to take place; or

11.4.2	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 10 Business Days after notice of any such change has been given.

12	CONFIDENTIALITY

12.1	Each Party undertakes that it shall not (and shall procure that all Persons Controlled by it shall not) use, divulge or communicate (to any third party) any Confidential Information without the written consent of the Party to whom the Confidential Information pertains.

12.2	For the avoidance of doubt, this Clause 12 shall not apply to any disclosure of Confidential Information:

(a)	that is required (and to the extent required) to be made by a Party by an Applicable Law, a Competent Authority, or for the enforcement of rights under this Agreement;

(b)	that is required for the filing of any tax returns, statements, or other similar documents by a Party (or such Party’s beneficial owners) with a Competent Authority;

(c)	to the employees, professional advisers, auditors, and/or bankers of a Party as is reasonably required; and/or

(d)	which was already in the public domain other than by breach of this Agreement or which was previously known or already in the lawful possession of any of the Parties, prior to the disclosure.

12.3	In the event that this Agreement terminates (for any reason) and the transactions contemplated hereunder are not implemented, the receiving Party of any Confidential Information shall, on written demand of the disclosing Party, immediately destroy the Confidential Information (to the extent possible) of the disclosing Party in its possession, together with any copies thereof, and shall confirm compliance with this Clause 12.3 to such disclosing Party. The receiving Party is not required, however, to alter its normal record retention policies or to expunge from its records internally generated files, back-up drives or similar electronic media, references, analyses or memoranda related to this Agreement, provided that the receiving Party retains such files, media, references, analyses, reports or memoranda, subject to the terms of this Agreement. Furthermore, the receiving Party is not required to return, delete or destroy due diligence reports or legal opinions prepared for the recipient, or any internal working paper related to the foregoing documents. Notwithstanding the return or destruction of the Confidential Information, the receiving Party and its representatives shall continue to be bound by their obligations hereunder.

13	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing law

This Agreement shall be governed by (and construed in accordance with) the laws of Ghana.

13.2	Amicable settlement

13.2.1	Subject to Clause 5 (Objections), any issue or dispute which may arise out of (or in connection with) this Agreement (Dispute) shall be discussed between the Parties in good faith (with a view to agreeing a resolution to the Dispute) for a period not exceeding 10 Business Days (or any longer period as the Parties agree), commencing from the date on which the aggrieved Party provides the defaulting Party with a written notice of the Dispute (the Settlement Period).

13.2.2	If, at the end of the Settlement Period, the Parties have:

13.2.2.1	resolved the Dispute, the aggrieved Party shall notify the defaulting Party of such agreement and such notification shall (absent of manifest error) be final and conclusive with respect to the Dispute; or

13.2.2.2	not resolved the Dispute, the Dispute shall be referred to (and finally resolved by) arbitration in accordance with Clause 13.3 (Arbitration) below.

13.3	Arbitration

13.3.1	Subject Clause 5 (Objections) and to Clause 13.2 (Amicable settlement) above, any Dispute shall be referred to, and finally resolved by arbitration by the Ghana Arbitration Centre in accordance with the Alternative Dispute Resolution Act, 2010 (Act 798).

13.3.2	The Dispute shall be resolved by a single arbitrator, jointly nominated by the Parties. If the Parties fail to agree on an arbitrator within a period of 15 Business Days of such request from any Party, the Ghana Arbitration Centre shall appoint the arbitrator.

13.3.3	The arbitration shall be held in Accra, Ghana and the Parties shall endeavour to ensure that that it is completed within 90 calendar days after notice requiring the claim to be referred to arbitration is given.

13.3.4	Arbitration proceedings shall be conducted in accordance with the arbitration rules of the Ghana Arbitration Centre, which are in force as at the date of the commencement of the arbitration process, and which rules are deemed to be incorporated by reference into this Clause 13.

13.3.5	Liability in respect of the administration costs of the arbitration, legal costs or other costs incurred by the Parties shall be determined by the arbitrator in accordance with the arbitration rules of the Ghana Arbitration Centre.

13.3.6	The decision of the arbitrator shall be final and binding on the Parties.

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